Exhibit 99.01

FOR IMMEDIATE RELEASE
Contacts:

Media:	Jim Mazzola	Investors:	Jim Hinrichs
	(614) 757-3690		(614) 757-7828
	jim.mazzola@cardinal.com		jim.hinrichs@cardinal.com

CARDINAL HEALTH NAMES ERIC SLUSSER AS
CHIEF ACCOUNTING OFFICER

DUBLIN, Ohio, May 16, 2005 – Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health-care industry, today named Eric Slusser to the newly created position of senior vice president of finance, chief accounting officer and controller, reporting to Jeff Henderson, Cardinal Health’s chief financial officer.

Since November 2003, Slusser, 45, has been senior vice president and corporate controller at MCI, Inc., where he was responsible for managing all accounting and financial reporting activities, including implementation of compliance programs following MCI’s chapter 11 filing in July 2002.

“With Eric’s arrival as our chief accounting officer, Cardinal Health is placing even greater focus on this critical area of responsibility within our finance organization,” said Henderson. “Eric brings the right balance of experience in senior-level controller functions and the accounting skills required to be successful at a company the size of Cardinal Health. He will be a strong addition to our global finance team.”

From June 2003 to November 2003, Slusser served as Vice President, Controller for AES Corporation, a power company. From 1995 to 2003, Slusser was vice president and controller at the national headquarters of Sprint PCS, a national digital wireless company. From 1983 to 1995, he worked in the audit division of Arthur Anderson, supporting clients from a range of industries on projects that included merger and acquisitions and business consulting.

Slusser earned a Master of Business Administration degree from the University of Missouri and has been licensed as a certified public accountant since 1983.

He joins Cardinal Health on May 31.

About Cardinal Health

Cardinal Health, Inc. (www.cardinalhealth.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals, medical- surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 55,000 people on six continents and produces annual revenues of more than $65 billion.

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